Exhibit 10.1
SETTLEMENT AGREEMENT

This settlement agreement (this “Agreement”) is made and entered into as of April 22, 2020, by and among Big Lots, Inc., an Ohio corporation (the “Company”), on the one hand, and (i) Ancora Advisors, LLC, a Nevada limited liability company, Ancora Merlin Institutional, LP, a Delaware limited partnership, Ancora Merlin, LP, a Delaware limited partnership, Ancora Catalyst Institutional, LP, a Delaware limited partnership, Ancora Catalyst, LP, a Delaware limited partnership, Ancora Catalyst SPV I LP, a Delaware limited partnership, and Ancora Catalyst SPV I SPC Ltd. - Segregated Portfolio C, a Cayman Islands exempted limited partnership (the foregoing, collectively with each of their respective Affiliates, “Ancora”); and (ii) Macellum Advisors GP, LLC, a Delaware limited liability company, Macellum Management, LP, a Delaware limited partnership, and Macellum Opportunity Fund LP, a Delaware limited partnership (the foregoing, collectively with each of their respective Affiliates, “Macellum” and, collectively with Ancora, the “Investor Group”), on the other hand. The Company and the Investor Group are each herein referred to as a “party” and collectively, the “parties.”

WHEREAS, on March 6, 2020, certain members of the Investor Group filed a Schedule 13D (the “Schedule 13D”) with the SEC;
WHEREAS, on February 28, 2020, Macellum submitted notice (the “Nomination Notice”) of its intent to nominate nine candidates for election to the Board of Directors of the Company (the “Board”) at the Company’s 2020 annual meeting of shareholders (the “2020 Annual Meeting”); and
WHEREAS, the Company and the Investor Group have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.	Board Composition and Related Matters.

(a)Effective upon the execution and delivery of this Agreement, Macellum has withdrawn the Nomination Notice by delivering a signed letter to the Company in the form attached hereto as Exhibit A.

(b)Effective upon the execution and delivery of this Agreement, the Board increases the size of the Board from nine to eleven directors.

(c)Effective upon the execution and delivery of this Agreement, the Board has appointed Aaron Goldstein (the “Macellum Designee”) and Andrew Clarke (the “Independent Designee” and, together with the Macellum Designee, the “Investor Group Designees”) to the Board to fill the vacancies resulting from the increase in the size of the Board as set forth in Section 1(b). Promptly following the execution of this Agreement, the Board shall complete its onboarding processes with each of the Investor Group Designees. At the 2020 Annual Meeting, one incumbent director shall not stand for reelection and, as of the conclusion of the 2020 Annual Meeting, the size of the Board shall be no larger than eleven members (including the Investor Group Designees) for the duration of the Standstill Period unless approved by the Company’s shareholders in connection with an Extraordinary Transaction.

(d)The Company shall, with respect to the 2020 Annual Meeting, (i) include each of the Investor Group Designees and Thomas A. Kingsbury as a nominee for election to the Board in its proxy statement and proxy card, (ii) recommend to the shareholders of the Company the election of each of the Investor Group Designees and Mr. Kingsbury to the Board and (iii) solicit proxies in favor of the election of each of the Investor Group Designees and Mr. Kingsbury to the Board in a manner no less rigorous and favorable than the manner in which the Company supports its other incumbent nominees. The Company shall invite Mr. Kingsbury as a guest to all meetings of the Board held prior to the 2020 Annual Meeting.

(e)Effective upon the execution and delivery of this Agreement, the Board shall (i) take the necessary steps to appoint and seat each of the Investor Group Designees on at least one standing committee of the Board, subject to applicable rules of the SEC and of any stock exchange on which the Company is traded and as selected by the Board in its sole discretion and (ii) form a new capital allocation planning committee of the Board which shall be comprised of each of the Investor Group Designees, the Company’s Chief Executive Officer, who shall have nonvoting rights, Wendy L. Schoppert and Cynthia T. Jamison.

(f)Prior to the execution and delivery of this Agreement and as a condition to the Investor Group Designee’s appointment to the Board, each of the Investor Group Designees shall have agreed to all Company policies applicable to independent directors of the Board (full and complete copies of which have been delivered to the Investor Group Designees prior to the execution of this Agreement), including conflict of interest policies requiring each Investor Group Designee to recuse himself from any deliberation (and vote) of the Board or any committee thereof, and agreeing that the Board shall be permitted not to share information with any Investor Group Designee, with respect to any deliberation (or vote) or information that could be deemed a conflict of interest. For the avoidance of doubt, it is understood that any deliberation (or vote) or information shall constitute a conflict of interest for the Investor Group to the extent relating to (i) this Agreement, including the interpretation and enforcement thereof; (ii) the Investor Group’s threat to nominate directors for election to the Board or bring a shareholder proposal before any Annual Meeting; or (iii) any proposed transaction between the Company and any member of the Investor Group or any of their respective Affiliates.

(g)Prior to the execution and delivery of this Agreement and as a condition to the Investor Group Designee’s appointment to the Board, the Macellum Designee shall have delivered an executed letter to the Company in the form attached hereto as Exhibit B.

(h)The Investor Group agrees that there shall be no contracts, plans or arrangements, written or otherwise, in effect during the Standstill Period between any members of the Investor Group and either of the Investor Group Designees providing for any compensation, reimbursement of expenses or indemnification of either of the Investor Group Designees in connection with such Investor Group Designee’s service on the Board.

(i)In the event the Investor Group’s beneficial ownership falls below 3% in the aggregate (a “Minimum Ownership Event”) of the Company’s outstanding common shares, $0.01 par value (the “Common Shares”) the Macellum Designee (or any replacement thereof pursuant to Section 1(j) of this Agreement) shall tender his resignation to the Board (without any replacement rights pursuant to Section 1(j) of this Agreement).

(j)During the Standstill Period, prior to any Minimum Ownership Event, in the event that either of the Investor Group Designees is no longer able to serve as a director of the Company for any reason, the Investor Group shall have the right to propose a candidate for replacement of such Investor Group Designee (such replacement, a “Replacement Designee”) that is reasonably acceptable to the Board (it being agreed and understood that it would not be unreasonable for the Board not to accept any of the individuals listed on Schedule I to this Agreement). Any Replacement Designee of the Independent Designee shall qualify as an Independent Director. The Nominating / Corporate Governance Committee of the Board (the “Nominating / Corporate Governance Committee”) shall use reasonable best efforts, in good faith and consistent with its fiduciary duties, to approve or deny any candidate for Replacement Designee within 10 Business Days of being proposed in writing as a candidate by the Investor Group, provided that such candidate has: (i) provided the Company with such candidate’s written consent to a customary background check, which shall be provided within 1 Business Day after such candidate is proposed; (ii) completed a reasonably satisfactory interview with the Nominating / Corporate Governance Committee, which shall be completed within 5 Business Days from receipt of a completed director questionnaire; (iii) provided the Company with a completed director questionnaire (in the form to be provided by the Company within 2 Business Days of being identified, which form is completed by all prospective director candidates) and such other information required as may be reasonably requested by the Board; and (iv) agreed to take all necessary action not be considered to be “overboarded” under the applicable policies of Institutional Shareholder Services, Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) as a result of his or her appointment to the Board. In the event the Nominating / Corporate Governance Committee declines to approve a candidate for Replacement Designee, members of the Investor Group may propose one or more additional candidates, subject to the approval process described above, until a Replacement Designee is approved by the Nominating / Corporate Governance Committee. Following the approval of a candidate for Replacement Designee by the Nominating / Corporate Governance Committee, the Board shall promptly (but no later than 5 Business Days) appoint such Replacement Designee to the Board. Upon his or her appointment to the Board, such Replacement Designee shall be deemed to be an Investor Group Designee for all purposes under this Agreement.

(k)The Company shall hold the 2020 Annual Meeting by June 15, 2020 and the 2021 Annual Meeting by May 31, 2021.

2.Voting Commitment. Subject to the terms and conditions of this Agreement, during the Standstill Period, each member of the Investor Group shall, or shall cause their Representatives to, appear in person or by proxy at each Shareholder Meeting and to vote all of the Common Shares beneficially owned by it in accordance with the Board’s recommendations as such recommendations of the Board are set forth in the applicable definitive proxy statement filed in respect thereof with respect to (a) the election, removal and/or replacement of directors (a “Director Proposal”) and (b) any other proposal submitted to the shareholders at a Shareholder

Meeting; provided, however, that in the event either ISS or Glass Lewis issue voting recommendations that differ from the voting recommendation of the Board with respect to any Company proposal submitted to the shareholders at any Shareholder Meeting (other than Director Proposals), the members of the Investor Group shall be permitted to vote all or some Common Shares they beneficially own at such Shareholder Meeting in accordance with the ISS or Glass Lewis recommendation(s), as applicable; and provided, further, that each of the Investors shall have the ability to vote freely with respect to any proposal relating to (x) any Extraordinary Transaction or (y) the implementation of takeover defenses not in existence as of the date of this Agreement. For the avoidance of doubt, each member of the Investor Group shall take all actions necessary (including by calling back loaned out shares) to ensure that they have the voting power for each share beneficially owned by such member of the Investor Group on the record date for each Shareholder Meeting.

3.Standstill. During the Standstill Period, without the prior written consent of the Board, the members of the Investor Group shall not, and shall instruct their Affiliates not to, directly or indirectly:

(a)(i) acquire, offer or seek to acquire, agree to acquire or acquire rights to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any voting securities of the Company or any voting rights decoupled from the underlying voting securities which would result in the Investor Group beneficially owning 12.5% or more than of the then-outstanding Common Shares in the aggregate (the “Maximum Ownership Cap”); or (ii) sell its Common Shares, other than in open market sale transactions where the identity of the purchaser is not known and in underwritten widely-dispersed public offerings, to any Third Party that, to the Investor Group’s knowledge (after due inquiry in connection with a private, non-open market transaction, it being understood that such knowledge shall be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC), would result in such Third Party, together with its Affiliates and Associates, beneficially owning, in the aggregate, 5.0% or more of the Common Shares outstanding at such time or would increase the beneficial ownership interest of any Third Party who, together with its Affiliates and Associates, has a beneficial ownership in the aggregate of 5.0% or more of the Common Shares outstanding at such time;

(b)(i) nominate, recommend for nomination or give notice of an intent to nominate or recommend for nomination a person for election at any Shareholder Meeting at which the Company’s directors are to be elected; (ii) knowingly initiate, encourage or participate in any solicitation of proxies in respect of any election contest or removal contest with respect to the Company’s directors; (iii) submit, initiate, make or be a proponent of any shareholder proposal for consideration at, or bring any other business before, any Shareholder Meeting; (iv) knowingly initiate, encourage or participate in any solicitation of proxies in respect of any shareholder proposal for consideration at, or other business brought before, any Shareholder Meeting; or (v) knowingly initiate, encourage or participate in any “withhold” or similar campaign with respect to any Shareholder Meeting;

(c)(i) form, join or in any way participate in any group or agreement of any kind with respect to any voting securities of Company (other than with members of the Investor Group); provided, however, that an Affiliate of the Investor Group shall be permitted to join the “group” following the execution of this Agreement, so long as (A) any such Affiliate agrees to be bound by the terms and conditions of this Agreement and (B) such joining would not result in the Investor Group beneficially owning in excess of the Maximum Ownership Cap; or (ii) deposit any voting securities of the Company in any voting trust or subjecting any voting securities of the Company to any arrangement or agreement with respect to the voting thereof (other than with members of the Investor Group or any Affiliate thereof);

(d)seek publicly, alone or in concert with others, to amend any provision of Charter or Regulations;

(e)demand an inspection of the Company’s books and records;

(f)make any public proposal, make any public statement or otherwise seek to encourage, advise or assist any Third Party in so encouraging or advising with respect to: (i) any change in the number or term of directors serving on the Board or the filling of any vacancies on the Board; (ii) any change in the capitalization, share repurchase or dividend policy of the Company; (iii) any other change in the Company’s management, directors, business, operations, strategy, governance, corporate structure or other affairs or policies; (iv)any Extraordinary Transaction; or (v) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(g)initiate, make, effect, seek to effect, offer or propose to effect, cause or participate in, or in any way assist, facilitate or participate in, directly or indirectly, any (i) Extraordinary Transaction; (ii) material acquisition of any assets or businesses of the Company or any of either the Company’s subsidiaries; (iii) offer or exchange offer, merger, acquisition, share exchange or other business combination involving any of the voting securities or any of the material assets or businesses of the Company or any of its subsidiaries; (iv) recapitalization, restructuring, liquidation, dissolution or other material transaction with respect to the Company or any of its subsidiaries or any material portion of its businesses; or (v) proposal, either alone or in concert with others, to the Company that would reasonably be expected to require a public announcement or disclosure regarding any such matter;

(h)enter into any negotiations, agreements or understandings with any Third Party with respect to the foregoing, or advise, assist, encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing;

(i)publicly make or in any way advance publicly any request or proposal that the Company or the Board amend, modify or waive any provision of this Agreement; or

(j)take any action challenging the validity or enforceability of this Section 3 or this Agreement.

Notwithstanding the foregoing, nothing in this Agreement shall prevent the members of the Investor Group from (A) making any statement in response to a Legal Requirement or that the Investor Group reasonably believes, after consultation with outside counsel, to be legally required by applicable Law; (B) confidentially communicating with the Company on any matter so long as such communication would not be reasonably expected to trigger public disclosure obligations for either party; (C) making private factual statements to the shareholders of the Company or making or sending private communications to investors in any member of the Investor Group or any of their Affiliates or prospective investors in any member of the Investor Group or any of their Affiliates, provided that such statements or communications (1) are based on publicly available information; (2) are not reasonably expected to be publicly disclosed and are understood by all parties to be confidential communications; and (3) are not made with an intent to circumvent any of the restrictions listed in paragraphs (a) through (j) of this Section 3 or Section 4; (D) identifying potential director candidates to serve on the Board so long as such actions do not create a public disclosure obligation for the Investor Group or the Company, are not publicly disclosed by the Investor Group or its Affiliates or Associates and are undertaken on a basis reasonably designed to be confidential, or (E) tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as the other shareholders of the Company or from participating in any such transaction that has been approved by the Board, subject to the other terms of this Agreement. For the avoidance of doubt, nothing in this Agreement shall be deemed to limit the exercise in good faith by either of the Investor Group Designees of their fiduciary duties in their capacity as a director of the Company.
Notwithstanding anything set forth herein to the contrary, upon the public announcement by the Company of entry into a definitive agreement for a transaction that would constitute an Extraordinary Transaction and which Extraordinary Transaction was not encouraged, facilitated or solicited by any member of the Investor Group or approved by the Macellum Designee during a vote by the Board, the Investor Group shall be entitled to comment, publicly or otherwise, on such Extraordinary Transaction.
4.Mutual Non-Disparagement. During the Standstill Period, without the prior written consent of the other party, neither party shall, nor shall it permit any of its Representatives to, make any public or private statement that defames or disparages the other party, the other party’s current or former directors in their capacity as such, officers or employees (including with respect to such persons’ service at the other party), the other party’s subsidiaries, or the business of the other party’s subsidiaries or any of its or its subsidiaries’ current directors, officers or employees, including the business and current or former directors, officers and employees of the other party’s controlled Affiliates, as applicable. The restrictions in this Section 4 shall not (a) apply (i) any statement in response to a Legal Requirement, or (ii) to any disclosure that such party reasonably believes, after consultation with outside counsel, to be legally required by applicable Law; or (b) prohibit any party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal Law to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder.

5.No Litigation. During the Standstill Period, each party hereby covenants and agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, encourage, pursue or assist any other person to threaten or initiate, any Legal Proceeding against the other party or any of its Representatives based on information known or unknown as of the date of this Agreement, except for (a) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement and (b) counterclaims with respect to any proceeding initiated by, or on behalf of one party or its Affiliates against the other party or its Affiliates; provided, however, that the foregoing shall not prevent any party or any of its Representatives from responding to any Legal Requirement in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of, or at the direct or indirect suggestion of such party or any of its Representatives; provided, further, that in the event any party or any of its Representatives receives such Legal Requirement, such party shall give prompt written notice of such Legal Requirement to the other party (except where such notice would be prohibited by Law or not practicable). Each party represents and warrants that neither it nor any assignee has filed any Legal Requirement against the other party.

6.Press Release; SEC Filings.

(a)No later than one Business Day following the date of this Agreement, the Company shall issue a press release (the “Press Release”) announcing this Agreement, in form and content substantially in the form attached hereto as Exhibit C. Prior to the issuance of the Press Release, neither the Company nor any members of the Investor Group shall issue any press release or public announcement regarding this Agreement, or take any action that would require public disclosure thereof without the prior written consent of the other party.

(b)No later than two Business Days following the date of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement and the Press Release. The Company shall provide the members of the Investor Group and their Representatives with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of the members of the Investor Group and their Representatives.

(c)No later than two Business Days following the date of this Agreement, the Investor Group shall file with the SEC an amendment to its Schedule 13D reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and including the terms of this Agreement and including this Agreement as an exhibit thereto (the “Schedule 13D Amendment”). The Schedule 13D Amendment shall be consistent with the terms of this Agreement and the Press Release. The Investor Group shall provide the Company and its Representatives with a reasonable opportunity to review the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any comments of the Company and its Representatives.

(d)Except for the issuance of the Press Release and the filing of the Form 8-K and Schedule 13D Amendment, no party shall issue any press release or make any other public statement (including, without limitation, in any filing required under the Exchange Act) about the subject matter of this Agreement, except as required by Law or with the prior written consent of the other party and otherwise in accordance with this Agreement.

7.Confidentiality.

(a)For securities laws purposes only, as a condition to the Macellum Designee’s appointment to the Board, the Macellum Designee and Macellum shall enter into a confidentiality agreement with the Company substantially in the form attached hereto as Exhibit D (the “Confidentiality Agreement”). Notwithstanding the Confidentiality Agreement, the Investor Group agrees that none of the Investor Group Designees may share any information with the Investor Group in respect of the Company which they learn in their capacity as a director of the Company, including discussions or matters considered in meetings of the Board or any Board committee, at any time, for any reason, without the Company’s consent.

(b)For the avoidance of doubt, the parties acknowledge and agree that the obligations of the Investor Group under this Section 7 and of each of the Investor Group Designees under the respective designee agreement shall be in addition to, and not in lieu of, each of the Investor Group Designee’s confidentiality obligations under Ohio Law and the Charter, Regulations and applicable corporate governance policies of the Company.

8.Compliance with Securities Laws. The Investor Group acknowledges that it understands its obligations under the securities Laws. Subject to compliance with such Laws, Macellum and their Representatives shall in any event be free to trade or engage in such transactions during periods when the members of the Board are permitted to do so, and the Company shall notify Macellum reasonably in advance when such “open window” director trading periods begin and end. In addition, nothing contained in this Agreement shall restrict the ability of Macellum or their Representatives from purchasing, selling or otherwise trading securities of the Company pursuant to any Rule 10b5-1 trading plan adopted prior to the execution of this Agreement or during an open window.

9.Affiliates and Associates. Each party shall instruct its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. A breach of this Agreement by a controlled Affiliate or Associate of a party, if such controlled Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such controlled Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such controlled Affiliate or Associate was a party to the same extent as a party to this Agreement.

10.	Representations and Warranties.

(a)The Investor Group represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by it, constitutes a valid and binding obligation and agreement of it and is enforceable against it in accordance with its terms. The Investor Group represents that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of it as currently in effect, the execution, delivery and performance of this Agreement by it does not and will not violate or conflict with (i) any Law applicable to it or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound. The Investor Group represents and warrants that, as of the date of this Agreement, it beneficially owns an aggregate of 3,848,655 Common Shares. The Investor Group represents and warrants that it has voting authority over such shares and owns no Synthetic Equity Interests, any Short Interests or any other securities in the Company. The Investor Group represents and warrants that other than as previously disclosed to the Company, the Investor Group has no contractual, financial or other relationship with Oak Street Real Estate Capital, LLC (“Oak Street) and/or any of its Representatives as it relates to the Company and that no member of the Investor Group derived any financial benefits (other than any appreciation in the price of Common Shares) from the Company’s transaction with Oak Street announced on April 9, 2020.

(b)The Company hereby represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms. The Company represents that the execution of this Agreement, the consummation of any of the transactions contemplated hereby and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect, the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any Law applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

11.Termination.

(a)This Agreement shall terminate upon the end of the Standstill Period. The “Standstill Period” shall begin upon the execution and delivery of this Agreement and shall end upon the earlier of (i) February 28, 2021 and (ii) 30 days prior to the nomination deadline for the 2021 Annual Meeting set forth in the Company’s proxy statement, Regulations or other public disclosure (provided that such deadline was disclosed more than 30 days prior to such deadline). The Company shall give notice to the Investor Group whether the Board intends to renominate the Investor Group Designees at least 30 days prior to the end of the Standstill Period. If the Board irrevocably offers in such notice to renominate the Investor Group Designees and the Investor Group accepts such renomination prior to the end of the Standstill Period, then the Standstill Period shall be automatically extended until the earlier of (A) February 28, 2022 and (B) 30 days prior to the nomination deadline for the 2022 Annual Meeting set forth in the Company’s proxy statement, Regulations or other public disclosure (provided that such deadline was disclosed more than 30 days prior to such deadline). If the Investor Group does not accept such renomination prior to the end of the Standstill Period, then the Standstill Period shall terminate as scheduled and the Macellum Designee shall resign from the Board upon delivery of any notice of intent to nominate directors at the 2021 Annual Meeting. The Investor Group shall be required to give the Company notice of any intent to nominate directors at the 2021 Annual Meeting by no later than the date that is 30 days following the end of the Standstill Period. If the Investor Group does not give any such notice by such date, no member of the Investor Group shall be permitted to nominate directors at, or solicit proxies for, the 2021 Annual Meeting.

(b)Except as expressly specified in this Agreement, all rights and obligations under this Agreement shall terminate upon termination of this Agreement in accordance with this Section 11. No termination of this Agreement in accordance with this Section 11 shall relieve any party from liability for any breach of this Agreement prior to such termination.

12.Expenses. The Company shall reimburse the Investor Group for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the 2020 Annual Meeting and the subject matter of this Agreement up to an amount of $475,000 in the aggregate.

13.Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (c) one Business Day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company: Big Lots, Inc. 4900 E. Dublin-Granville Road Columbus, OH 43081 Attn: Ronald A. Robins, Jr., Executive Vice President, General Counsel and Corporate Secretary Email: rrobins@biglots.com	with mandatory copies (which shall not constitute notice) to: Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 Attn: Kai H. Liekefett Derek Zaba Email: kliekefett@sidley.com dzaba@sidley.com
If to the Investor Group:	with mandatory copies (which shall not constitute notice) to:
Ancora Advisors
6060 Parkland Boulevard, Suite 200
Cleveland, OH 44124
Attn: Frederick DiSanto
Email: fdisanto@ancora.net

Macellum Advisors GP, LLC
99 Hudson Street, 5th Floor
New York, NY 10013
Attn: Jonathan Duskin
Email: jduskin@macellumcap.com
Olshan Frome Wolosky LLP 1325 Avenue of the Americas New York, NY 10019 Attn: Steve Wolosky Elizabeth Gonzalez-Sussman Email: SWolosky@olshanlaw.com EGonzalez@olshanlaw.com

14.Governing Law; Jurisdiction; Jury Waiver. This Agreement and any Legal Proceeding arising out of or relating to this Agreement or any action of the Company or the Investor Group in the administration, performance or enforcement hereof shall be governed by and construed and enforced in accordance with the laws of the State of Ohio without giving effect to any choice or conflict of laws provision or rule (whether of the State of Ohio or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Ohio. Each party irrevocably agrees that any Legal Proceeding arising out of or relating to this Agreement shall be brought and determined exclusively in the State and Federal courts in Franklin County, Ohio (the “Chosen Courts”). Each party hereby irrevocably submits with regard to any such Legal Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it shall not bring any Legal Proceeding arising out of or relating to this Agreement in any court other than the Chosen Courts. Each party hereby irrevocably waives, and agrees not to assert in any Legal Proceeding arising out of or relating to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any Chosen Court or from any Legal Proceeding commenced in the Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the Legal Proceeding in any Chosen Court is brought in an inconvenient forum, (ii) the venue of such Legal Proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by the Chosen Courts. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

15.Specific Performance. Each party to this Agreement acknowledges and agrees that the other party would be irreparably injured by an actual breach of this Agreement by the first-mentioned party or its Representatives and that monetary remedies would be inadequate to protect either party against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to the parties under this Agreement, each party shall be entitled to equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief without the necessity of posting a bond or other security. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the non-breaching party.

16.Certain Definitions and Interpretations. As used in this Agreement: (a) the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time during the Standstill Period become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the term “Associate” shall refer only to Associates controlled by the Company or the members of the Investor Group, as applicable; provided, further, that, for purposes of this Agreement, the members of the Investor Group shall not be Affiliates or Associates of the Company and the Company shall not be an Affiliate or Associate of any of the members of the Investor Group; (b) the term “Annual Meeting” means an annual meeting of shareholders of the Company and any adjournment, postponement, rescheduling or continuation thereof; (c) the terms “beneficial ownership,” “group,” “participant,” “person,” “proxy” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder; provided, however, that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(l)(2)(iv) and 14a-2 under the Exchange Act; (d) the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of Ohio are authorized or obligated to be closed by applicable Law; (e) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (f) the term “Extraordinary Transaction” means any merger, consolidation, acquisition, business combination, sale, spin-off, recapitalization, restructuring, share issuance or similar extraordinary transaction that is submitted to the Company’s shareholders for approval; (g) the term “Independent Director” means an individual who qualifies as an “independent director” under applicable rules of the SEC and the rules of any stock exchange on which the Company is traded and is not an employee, principal, Affiliate or Associate of the members of the Investor Group; (h) the term “Law” means any law (including common law), rule, code, ordinance or regulation of any governmental entity, including the rules of any stock exchange on which the Company is traded; (i) the term “Legal Proceeding” means any lawsuit, action, suit, claim or other proceeding before any court; (j) the term “Legal Requirement” means any oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes in connection with any Legal Proceeding; (k) the term “Representatives” means (i) a person’s Affiliates and Associates and (ii) its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates; (l) the term “SEC” means the U.S. Securities and Exchange Commission; (m) the term “Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities; (n) the term “Shareholder Meeting” means each annual or special meeting of shareholders of the Company, or any action by written consent of the Company’s shareholders, and any adjournment, postponement, rescheduling or continuation thereof; (o) the term “Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions; and (p) the term “Third Party” refers to any person that is not a party, a member of the Board, a director or officer of the Company, or legal counsel to either party. In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders. For the avoidance of doubt, it is understood and agreed that there shall be no Legal Requirement or Law requiring any party or any of its Representatives to make any disclosure of any kind solely by virtue of the fact that, absent such disclosure, would be prohibited from purchasing, selling or engaging in voluntary transactions with respect to the securities of the Company or such person would be unable to file any proxy, tender offer or exchange offer materials in compliance with Section 14 of the Exchange Act or the rules promulgated thereunder.

17.	Miscellaneous.

(a)This Agreement is solely for the benefit of the parties and is not enforceable by any other persons.

(b)This Agreement shall not be assignable by operation of Law or otherwise by a party without the consent of the other party. Any purported assignment without such consent is void ab initio. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party.

(c)Neither the failure nor any delay by a party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(d)If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

(e)Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party.

(f)This Agreement may be executed in one or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

(g)Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

(h)The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

(i)Other than the Confidentiality Agreement, this Agreement, including all exhibits hereto, constitutes the only agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

COMPANY:
BIG LOTS, INC.
By:     /s/ Ronald A. Robins, Jr.
Name: Ronald A. Robins, Jr.
Title: Executive Vice President, General
Counsel and Corporate Secretary

SIGNATURE PAGE TO SETTLEMENT AGREEMENT

INVESTOR GROUP:
ANCORA ADVISORS, LLC

By:      /s/ Frederick DiSanto
Name: Frederick DiSanto
Title:    Chairman and Chief Executive Officer

ANCORA MERLIN INSTITUTIONAL, LP

By: Ancora Advisors, LLC, its general partner

By:      /s/ Frederick DiSanto
Name: Frederick DiSanto
Title:    Chairman and Chief Executive Officer

ANCORA MERLIN, LP

By: Ancora Advisors, LLC, its general partner

By:      /s/ Frederick DiSanto
Name: Frederick DiSanto
Title:    Chairman and Chief Executive Officer

ANCORA CATALYST INSTITUTIONAL, LP

By: Ancora Advisors, LLC, its general partner

By:      /s/ Frederick DiSanto
Name: Frederick DiSanto
Title:    Chairman and Chief Executive Officer

ANCORA CATALYST, LP

By: Ancora Advisors, LLC, its general partner

By:      /s/ Frederick DiSanto
Name: Frederick DiSanto
Title:    Chairman and Chief Executive Officer

SIGNATURE PAGE TO SETTLEMENT AGREEMENT

ANCORA CATALYST SPV I, LP

By: Ancora Advisors, LLC, its general partner

By:      /s/ Frederick DiSanto
Name: Frederick DiSanto
Title:    Chairman and Chief Executive Officer

ANCORA CATALYST SPV I SPC LTD.-
SEGREGATED PORTFOLIO C

By: Ancora Advisors, LLC, its investment manager

By:      /s/ Frederick DiSanto
Name: Frederick DiSanto
Title:    Chairman and Chief Executive Officer

MACELLUM ADVISORS GP, LLC

By:      /s/ Jonathan Duskin
Name: Jonathan Duskin
Title:    Authorized Signatory

MACELLUM MANAGEMENT, LP

By: Macellum Advisors GP, LLC, its general partner

By:      /s/ Jonathan Duskin
Name: Jonathan Duskin
Title:    Authorized Signatory

MACELLUM OPPORTUNITY FUND LP

By: Macellum Advisor GP, LLC, its general partner

By:      /s/ Jonathan Duskin
Name: Jonathan Duskin
Title:    Authorized Signatory

SIGNATURE PAGE TO SETTLEMENT AGREEMENT

Exhibit A

Form of Nomination Withdrawal

MACELLUM OPPORTUNITY FUND LP
99 Hudson Street, 5th Floor
New York, NY 10013
[•], 2020
Big Lots, Inc.
4900 E. Dublin-Granville Road
Columbus, Ohio 43081
Attn: Ronald A. Robins, Jr.

Re: Withdrawal of Shareholder Nominations of Individuals for Election as Directors at the 2020 Annual Meeting of Shareholders of Big Lots, Inc.

Dear Mr. Robins:

Macellum Opportunity Fund LP, a Delaware limited partnership (the “Noticing Shareholder”), submitted notice of its intent to nominate persons for election as directors at the 2020 annual meeting of shareholders of Big Lots, Inc., an Ohio corporation (the “Company”), by letter dated February 28, 2020 (the “Nomination Notice”).

The purpose of this letter is to provide the Company with notice of the Noticing Shareholder’s withdrawal of the Nomination Notice and its director nominations, effective immediately upon the execution and delivery of that certain Settlement Agreement by and among the Company, the Noticing Shareholder and the other parties named therein.

Very truly yours,

MACELLUM OPPORTUNITY FUND LP

By: Macellum Advisor GP, LLC, its general partner

By: ________________________
Name:     Jonathan Duskin
Title:     Authorized Signatory

Exhibit B

Form of Resignation Letter

[•], 20[•]

Board of Directors
Big Lots, Inc.
4900 E. Dublin-Granville Road
Columbus, OH 43081

Re:     Resignation

Ladies and Gentlemen:

Reference is made to that certain Settlement Agreement (the “Agreement”), dated as of April 22, 2020, by and among Big Lots, Inc., an Ohio corporation (the “Company”), on the one hand, and (i) Ancora Advisors, LLC, a Nevada limited liability company, Ancora Merlin Institutional, LP, a Delaware limited partnership, Ancora Merlin, LP, a Delaware limited partnership, Ancora Catalyst Institutional, LP, a Delaware limited partnership, Ancora Catalyst, LP, a Delaware limited partnership, Ancora Catalyst SPV I LP, a Delaware limited partnership, and Ancora Catalyst SPV I SPC Ltd. - Segregated Portfolio C, a Cayman Islands exempted limited partnership (the foregoing, collectively with each of their respective Affiliates, “Ancora”); and (ii) Macellum Advisors GP, LLC, a Delaware limited liability company, Macellum Management, LP, a Delaware limited partnership, and Macellum Opportunity Fund LP, a Delaware limited partnership (the foregoing, collectively with each of their respective Affiliates, “Macellum” and, collectively with Ancora, the “Investor Group”). Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

I hereby irrevocably offer to resign from my position as a director of the Board, and from any and all committees of the Board on which I serve, upon any of the following: (a) the occurrence of a Minimum Ownership Event; or (b) upon delivery of any notice of intent to nominate directors at the 2021 Annual Meeting.

Very truly yours,

_______________________
Aaron Goldstein

Exhibit C

Form of Press Release

FOR IMMEDIATE RELEASE

Big Lots Appoints Two New Independent Directors

Reaches Settlement Agreement with Macellum Advisors and Ancora Advisors

Will Also Nominate Thomas A. Kingsbury as Additional Independent Director at
2020 Annual Meeting

COLUMBUS, April [•], 2020 -- Big Lots, Inc. (NYSE: BIG) (“Big Lots” or the “company”) today announced that pursuant to an agreement with Macellum Advisors GP, LLC and Ancora Advisors, LLC and certain of their affiliates (the “Investor Group”), who beneficially own in the aggregate approximately 9.8% of the company’s outstanding common shares, Andrew C. Clarke and Aaron Goldstein have been appointed to the company’s Board of Directors (“Board”), effective immediately. The Board will also nominate Thomas A. Kingsbury to stand for election as a new independent director at the company’s 2020 Annual Meeting of Shareholders (the “Annual Meeting”), and one incumbent director will not stand for reelection. In addition, Mr. Kingsbury will be invited to participate in all Board meetings until the Annual Meeting. Following the Annual Meeting, the Board will be composed of 11 directors, 10 of whom are independent.

As part of the agreement with the Investor Group, the Board has created a new capital allocation planning committee, consisting of Bruce K. Thorn, the company’s President and Chief Executive Officer, two current Big Lots directors, Wendy L. Schoppert, who will be the chair, and Cynthia T. Jamison, Mr. Clarke, and Mr. Goldstein.

“Big Lots continues to focus on our transformational strategic roadmap to enhance performance and drive shareholder value over the long-term while we navigate the current COVID-19 crisis and the uncertain retail environment,” said James R. Chambers, Chairman of the Big Lots Board. “Aaron, Andrew, and Tom will each add important experience and skillsets that will complement well the areas of expertise brought by our existing directors. We look forward to working with them to advance our business strategy.”

Mr. Clarke brings significant supply chain expertise, having served as Chief Financial Officer for four years at C.H. Robinson, the largest freight broker in the U.S. and one of the biggest third-party logistics providers in the world, and as Chief Executive Officer and President at Panther Expedited Services, Inc., now a wholly owned subsidiary of ArcBest Corporation. Mr. Goldstein brings finance and investment banking expertise, having served as Partner and Portfolio Manager at Macellum Capital Management since 2014 and from his prior roles at firms including Scopus Asset Management, JPMorgan Chase & Co. and The Bear Stearns Companies. Mr. Kingsbury will bring decades of C-suite and board experience, along with deep off-price retail expertise from his more than ten years as Chief Executive Officer of Burlington Stores, Inc.

Mr. Chambers continued, “We have had a constructive dialogue with the Investor Group and we appreciate their input towards achieving our shared goal of driving shareholder value. We believe this outcome best positions us to move ahead in leveraging the fundamental strengths of Big Lots for the benefit of all of our stakeholders.”

Jonathan Duskin, the sole member of Macellum Advisors GP, LLC stated, “We are pleased to have reached this resolution with Big Lots, and appreciate the collaborative dialogue and engagement we have had with the Board. We believe this level of Board refreshment and the formation of a capital allocation planning committee are positive steps that will support the Board’s efforts to deliver increasing value to shareholders.”

“We believe the addition of these three new directors further strengthens the Board, as these new directors will bring additional expertise and valuable insights to Big Lots. We look forward to working together with the Company to maximize value for all shareholders,” said Fred DiSanto, Chief Executive Officer and Chairman of Ancora Advisors, LLC.

Pursuant to the agreement, the Investor Group has agreed to customary standstill, voting and other provisions. Additional information will be filed on a Form 8-K with the U.S. Securities and Exchange Commission.

Citi and Goldman Sachs & Co. LLC have acted as financial advisors to the company, and Sidley Austin LLP, Davis, Polk & Wardwell LLP and Vorys, Sater, Seymour and Pease LLP are serving as legal counsel. Olshan Frome Wolosky LLP is serving as legal advisor to the Investor Group.

About the New Directors

Aaron Goldstein, 37, has served as a Partner and Portfolio Manager at Macellum Capital Management since April 2014. Prior to that, Mr. Goldstein served as an Analyst at Millennium Management LLC, a New York-based pooled investment fund, from March 2013 to May 2013. Previously, he served as an Analyst at Scopus Asset Management, L.P., a hedge fund, from June 2012 to February 2013. Before that, Mr. Goldstein served as a Vice President at JPMorgan Chase & Co., an American multinational investment bank and financial services holding company, from March 2008 to June 2012. From May 2005 to March 2008, Mr. Goldstein served as an Analyst at the Bear Stearns Companies, Inc., a global investment bank, securities trading and brokerage firm. Mr. Goldstein holds a B.A. in economics from Trinity College.

Andrew C. Clarke, 49, has served on the board of directors of Element Fleet Management Corp since June 2018. Mr. Clarke served as Chief Financial Officer of C.H. Robinson, Inc. from June 2015 to March 2019. Previously, Mr. Clarke served as Chief Executive Officer and President at Panther Expedited Services, Inc., now a wholly owned subsidiary of ArcBest Corporation from July 2006 to February 2013. Before that Mr. Clarke was CFO of Forward Air Corp. from 2001 to 2006. Mr. Clarke served on the boards of directors of Blount International, Inc. from April 2010 until it was acquired in April 2016 and Pacer International, Inc. from 2005 to 2009. Mr. Clarke holds a B.S. from Washington University in St. Louis and an M.B.A. from the University Of Chicago Booth School Of Business.

Thomas A. Kingsbury, 67, has been a Director of BJ’s Wholesale Club since February 2020 and a Director of Tractor Supply Company since November 2017. Most recently, Mr. Kingsbury served as the Chief Executive Officer of Burlington Stores, Inc. from 2008 to September 2019 and as its

Executive Chairman from May 2014 to February 2020. Prior to that, he was Senior Executive Vice President - Information Services, E-Commerce, Marketing and Business Development of Kohl’s Corporation from 2006 to 2008. Mr. Kingsbury also held various management positions with The May Department Stores Company, an operator of department store chains, including President and Chief Executive Officer of the Filene’s division.

About Big Lots, Inc.

Headquartered in Columbus, Ohio, Big Lots, Inc. (NYSE: BIG) is a discount retailer operating 1,404 BIG LOTS stores in 47 states with product assortments in the merchandise categories of Furniture, Seasonal, Soft Home, Food, Consumables, Hard Home, and Electronics, Toys & Accessories. The company’s mission is to help people Live BIG and Save Lots. The company strives to be the BIG difference for a better life by delivering unmatched value to customers through surprise and delight, being a “best places to work” culture for associates, rewarding shareholders with consistent growth and top tier returns, and doing good in communities as the company does well. For more information about the company, visit www.biglots.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and such statements are intended to qualify for the protection of the safe harbor provided by the Act. The words “anticipate,” “estimate,” “expect,” “objective,” “goal,” “project,” “intend,” “plan,” “believe,” “will,” “should,” “may,” “target,” “forecast,” “guidance,” “outlook” and similar expressions generally identify forward-looking statements. Similarly, descriptions of objectives, strategies, plans, goals or targets are also forward-looking statements. Forward-looking statements relate to the expectations of management as to future occurrences and trends, including statements expressing optimism or pessimism about future operating results or events and projected sales, earnings, capital expenditures and business strategy. Forward-looking statements are based upon a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance and are applicable only as of the dates of such statements. Although the company believes the expectations expressed in forward-looking statements are based on reasonable assumptions within the bounds of knowledge, forward-looking statements, by their nature, involve risks, uncertainties and other factors, any one or a combination of which could materially affect business, financial condition, results of operations or liquidity.

Forward-looking statements that the company makes herein and in other reports and releases are not guarantees of future performance and actual results may differ materially from those discussed in such forward-looking statements as a result of various factors, including, but not limited to, current economic and credit conditions, the cost of goods, the inability to successfully execute strategic initiatives, competitive pressures, economic pressures on customers and the company, the availability of brand name closeout merchandise, trade restrictions, freight costs, the risks discussed in the Risk Factors section of the company’s most recent Annual Report on Form 10-K, and other factors discussed from time to time in other filings with the SEC, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. This release should be read in conjunction with such filings, and you should consider all of these risks, uncertainties and other factors carefully in evaluating forward-looking statements.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures the company makes on related subjects in public announcements and SEC filings.

Important Information

Big Lots, Inc. (the “Company”) intends to file a definitive proxy statement and associated proxy card in connection with the solicitation of proxies for the Company’s 2020 Annual Meeting with the SEC. Details concerning the nominees of the Company’s Board of Directors for election at the 2020 Annual Meeting will be included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive proxy statement and other documents filed by the Company free of charge from the SEC’s website, www.sec.gov. The Company’s shareholders will also be able to obtain, without charge, a copy of the definitive proxy statement and other relevant filed documents by directing a request by mail to Big Lots Inc. at 4900 E. Dublin-Granville Road, Columbus, Ohio 43081, or from the investor relations section of the Company's website at www.biglots.com.

Participants in the Solicitation

The Company, its directors and certain of its executive officers will be deemed participants in the solicitation of proxies from shareholders in respect of the 2020 Annual Meeting. Information regarding the names of the Company's directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2020, filed with the SEC on March 31, 2020 and the Company’s definitive proxy statement for the 2019 Annual Meeting of Shareholders, filed with the SEC on April 16, 2019. To the extent holdings of such participants in the Company’s securities have changed since the amounts described in the proxy statement for the 2019 Annual Meeting of Shareholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC, if and when they become available.

Contacts

Investors:
Andrew D. Regrut
Big Lots, Inc.
Vice President, Investor Relations aregrut@biglots.com 614.278.7209

Media:
Joele Frank, Wilkinson Brimmer Katcher
Andy Brimmer / Leigh Parrish / Mahmoud Siddig 212.355.4449

Exhibit D

Form of Confidentiality Agreement

CONFIDENTIALITY AGREEMENT

This confidentiality agreement (this “Confidentiality Agreement”) is made and entered into as of [•], 2020, by and among Big Lots, Inc., an Ohio corporation (the “Company”), on the one hand, and (i) Macellum Advisors GP, LLC, a Delaware limited liability company, Macellum Management, LP, a Delaware limited partnership, and Macellum Opportunity Fund LP, a Delaware limited partnership (the foregoing, collectively with each of their respective Affiliates, “Macellum”) and (ii) Aaron Goldstein (together with any replacement of his, the “Macellum Designee”), on the other hand.

WHEREAS, the Company has agreed to appoint the Macellum Designee to the Board of Directors (the “Board”) of the Company pursuant to the Settlement Agreement, dated as of April 22, 2020 (the “Settlement Agreement”), by and among the Company, on the one hand, and (i) Macellum and (ii) Ancora Advisors, LLC, a Nevada limited liability company, Ancora Merlin Institutional, LP, a Delaware limited partnership, Ancora Merlin, LP, a Delaware limited partnership, Ancora Catalyst Institutional, LP, a Delaware limited partnership, Ancora Catalyst, LP, a Delaware limited partnership, Ancora Catalyst SPV I LP, a Delaware limited partnership, and Ancora Catalyst SPV I SPC Ltd. - Segregated Portfolio C, a Cayman Islands exempted limited partnership (the foregoing, collectively with each of their respective Affiliates, “Ancora” and collectively with each of their respective Affiliates, the “Investor Group”), on the other hand;

WHEREAS, during the term of the Macellum Designee’s service as a director of the Company, the Macellum Designee will receive Confidential Information (as defined herein) about the Company and its Affiliates in his capacity as a director of the Company that is confidential or proprietary, the disclosure of which could harm the Company or its Affiliates;

WHEREAS, the Investor Group has agreed pursuant to the Settlement Agreement that the Macellum Designee may not share any Confidential Information with the Investor Group in respect of the Company which he learns in his capacity as a director of the Company, without the Company’s consent;

WHEREAS, this Confidentiality Agreement is intended by all parties hereto to serve as a confidentiality agreement for the purposes of Regulation FD promulgated by the SEC under the Exchange Act; and

WHEREAS, capitalized terms used and not otherwise defined herein have the meanings given to such terms in the Settlement Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.
Macellum and the Macellum Designee agree that, without the Company’s consent, the Macellum Designee shall not disclose any Confidential Information to Macellum or its Representatives or any other person (other than the Company or its Representatives). The foregoing obligations of Macellum and the Macellum Designee shall be in addition to, and not in lieu of, the Macellum Designee’s confidentiality obligations under Ohio Law and the Charter, Regulations and applicable corporate governance policies of the Company.

2.
Macellum agrees not to claim or contend that the Company has waived any attorney-client privilege, work product doctrine or any other applicable privilege by sharing information with the Macellum Designee in his capacity as a director of the Company, by entering into this Confidentiality Agreement or otherwise.

3.
For purposes of this Confidentiality Agreement, the term “Confidential Information” includes all information that is furnished directly or indirectly by the Company or any of its Representatives, whether or not marked as confidential, whether furnished before or after the date of the Settlement Agreement, whether oral, written or electronic, and regardless of the manner in which it is furnished, together with any notes, reports, summaries, analyses, compilations, forecasts, studies, interpretations, memoranda or other materials that contain, reference, reflect or are based upon, in whole or in part, any such information. The term “Confidential Information” shall not include information that (a) was within Macellum’s or any of its Representatives’ possession prior to it being furnished to the Macellum Designee by the Company or its Representatives; (b) is or becomes available to Macellum or its Representatives from a source other than the Company or its Representatives; (c) is or becomes generally available to the public; or (d) has been or is independently developed by Macellum or its Representatives without the use of the Confidential Information or in violation of the terms of this Confidentiality Agreement; provided, however, that (i) in the case of (a), and (b) such information was not known, after reasonable inquiry, by Macellum or its Representatives to have been provided in violation of any contractual, fiduciary or other legal obligation of confidentiality owed to the Company or any Affiliate thereof; and (ii) in the case of (c), such information becomes available other than as a result of a disclosure by Macellum or its Representatives in violation of this Confidentiality Agreement.

4.
Macellum shall (i) inform its Representatives that the Macellum Designee may not share any Confidential Information without the Company’s consent; (ii) inform its Representatives of the other terms of this Confidentiality Agreement and Company’s Regulation FD obligations; and (iii) direct such Representatives, to the extent they receive Confidential Information with the Company’s consent, to keep such Confidential Information strictly confidential according to the terms of this Confidentiality Agreement. Macellum agrees to be responsible for any breaches of any of the provisions of this Confidentiality Agreement by any of its Representatives as if they were a party hereto (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company may have against Macellum’s Representatives with respect to such breach). Macellum agrees that it shall use its reasonable efforts to undertake all measures necessary or appropriate (a) to restrain Macellum’s Representatives from prohibited or unauthorized disclosure or use of any Confidential Information and (b) to safeguard and protect the confidentiality of the Confidential Information disclosed to the Macellum Designee and/or Macellum or any of its Representatives and to prevent the use of any Confidential Information in any way that would violate any applicable law or this Confidentiality Agreement. Macellum shall notify the Company promptly, in writing, of any misuse, misappropriation or unauthorized disclosure of any Confidential Information which may come to Macellum’s attention.

5.
Macellum acknowledges the Company’s Regulation FD obligations pursuant to the Exchange Act. Macellum further acknowledges and agrees that (a) all Confidential Information received by the Macellum Designee in his capacity as a director of the Company is of a confidential nature and may include material non-public information under Regulation FD and (b) such Confidential Information is furnished to the Macellum Designee for the sole purpose of enabling him to carry out the duties of his role as a director of the Company.

6.
Macellum hereby acknowledges that it is aware (a) of its obligations under U.S. securities laws and regulations; (b) that the Confidential Information received by the Macellum Designee may contain material non-public information concerning the Company and such information in the possession of the Macellum Designee, being a Representative of Macellum, is imputed to Macellum for the purposes of U.S. securities laws and regulations; and (c) that U.S. securities laws and regulations may restrict any person who has material, non-public information concerning an issuer from purchasing or selling securities of such issuer or communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

7.
Macellum and its Representatives shall in any event be free to trade or engage in such transactions during periods when the members of the Board, including the Macellum Designee, are permitted to do so, and the Company shall notify Macellum reasonably in advance when such “open window” director trading periods begin and end. In addition, nothing contained in this Confidentiality Agreement shall restrict the ability of Macellum or its Representatives from purchasing, selling or otherwise trading securities of the Company pursuant to any Rule 10b5-1 trading plan adopted prior to the execution of this Confidentiality Agreement or during any open trading window.

8.
Notwithstanding anything to the contrary provided in this Confidentiality Agreement, in the event Macellum or any of its Representatives is required by Law or Legal Requirement to disclose all or any part of the Confidential Information (as determined based on the advice of outside legal counsel), Macellum agrees, and agrees to instruct its Representatives, to the extent permitted by applicable law, (a) to promptly notify the Company of the existence, terms and circumstances surrounding such External Demand or other requirement and (b) to cooperate with the Company, at the Company’s sole expense, in seeking a protective order or other appropriate remedy to the extent available under the circumstances. In the event that such protective order or other remedy is not obtained or not available or that the Company waives compliance with the provisions hereof, Macellum or its Representatives, as the case may be, (i) may disclose only that portion of the Confidential Information which Macellum or its Representatives are advised by outside legal counsel, is legally required to be disclosed, (ii) shall inform the recipient of such Confidential Information of the existence of this Confidentiality Agreement and the confidential nature of such Confidential Information and (iii) shall use reasonable efforts to obtain assurances that confidential treatment will be accorded to the Confidential

Information. For the avoidance of doubt, it is understood and agreed that there shall be no Legal Requirement or Law requiring Macellum or any of its Representatives to make any disclosure of any kind solely by virtue of the fact that, absent such disclosure, such person would be prohibited from purchasing, selling or engaging in voluntary transactions with respect to the securities of the Company or such person would be unable to file any proxy, tender offer or exchange offer materials in compliance with Section 14 of the Exchange Act or the rules promulgated thereunder.

9.
Within 10 days following the termination of this Confidentiality Agreement in accordance with its terms, to the extent they received Confidential Information with the Company’s consent, Macellum and its Representatives, shall either promptly (a) destroy the Confidential Information and any copies thereof or (b) return to the Company all Confidential Information and any copies thereof, and in either case, certify in writing to the Company that all such material has been destroyed or returned, as applicable, in compliance with this Confidentiality Agreement; provided, however, that Macellum and its Representatives shall be permitted to retain Confidential Information to the extent necessary to comply with applicable law, professional standards or Macellum or its Representatives’ document retention policies of general application, or to the extent disclosed in response to a Legal Requirement. To the extent any Confidential Information is retained pursuant to the preceding sentence, Macellum and its Representatives shall continue to be bound by the obligations contained herein with respect to such Confidential Information retained by Macellum or its Representatives.

10.
Macellum acknowledges and agrees that the Company would be irreparably injured by an actual breach of this Confidentiality Agreement and that monetary remedies would be inadequate to protect the Company against any actual or threatened breach or continuation of any breach of this Confidentiality Agreement. Without prejudice to any other rights and remedies otherwise available to the Company under this Confidentiality Agreement, the Company shall be entitled to equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief without the necessity of posting a bond or other security. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Confidentiality Agreement but shall be in addition to all other remedies available at law or equity to the non-breaching party.

11.
Macellum agrees that (a) none of the Company or its Representatives shall have any liability to Macellum or any of its Representatives resulting from the selection, use or content of the Confidential Information by Macellum or its Representatives and (b) none of the Company or its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of any Confidential Information. For the avoidance of doubt, this Confidentiality Agreement does not create any obligation on the part of the Company or its Representatives to provide Macellum or any of its Representatives with any Confidential Information, nor shall it entitle Macellum or any of its Representatives (other than the Macellum Designee) to participate in any meeting of the Board or any committee thereof. All Confidential Information shall remain the property of the Company and its Affiliates. Neither Macellum nor any of its Representatives shall by virtue of any disclosure of, or Macellum’s or its Representatives’ use of, any Confidential Information acquire any rights with respect thereto; all such rights shall remain exclusively with the Company and its Affiliates. Macellum and its Representatives shall not initiate contact with any officer or employee of the Company concerning Confidential Information other than as permitted by the terms of the Settlement Agreement, unless otherwise approved in writing by the Company.

12.
Except as otherwise set forth herein, this Confidentiality Agreement and the obligations and restrictions hereunder shall terminate 12 months from the date on which no Macellum Designee serves as a director of the Company; provided, however, that any liability for breach of this Confidentiality Agreement prior to termination under this Section 12 shall survive such termination.

13.
No failure or delay by any party or any of its Representatives in exercising any right, power or privilege under this Confidentiality Agreement shall operate as a waiver thereof, and no modification hereof shall be effective, unless in writing and signed by the parties hereto.

14.
The illegality, invalidity or unenforceability of any provision hereof under the laws of any jurisdiction shall not affect its legality, validity or enforceability under the laws of any other jurisdiction, nor the legality, validity or enforceability of any other provision hereof.

15.
This Confidentiality Agreement and any Legal Proceeding arising out of or relating to this Confidentiality Agreement or any action of the Company or the Investor Group in the administration, performance or enforcement hereof shall be governed by and construed and enforced in accordance with the laws of the State of Ohio without giving effect to any choice or conflict of laws provision or rule (whether of the State of Ohio or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Ohio. Each party irrevocably agrees that any Legal Proceeding arising out of or relating to this Confidentiality Agreement shall be brought and determined exclusively in the Chosen Courts. Each party hereby irrevocably submits with regard to any such Legal Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it shall not bring any Legal Proceeding arising out of or relating to this Confidentiality Agreement in any court other than the Chosen Courts. Each party hereby irrevocably waives, and agrees not to assert in any Legal Proceeding arising out of or relating to this Confidentiality Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any Chosen Court or from any Legal Proceeding commenced in the Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the Legal Proceeding in any Chosen Court is brought in an inconvenient forum, (ii) the venue of such Legal Proceeding is improper or (iii) this Confidentiality Agreement, or the subject matter hereof, may not be enforced in or by the Chosen Courts. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS CONFIDENTIALITY AGREEMENT.

16.	Any notice or other communication to the Company or Macellum that is required or permitted under this Confidentiality Agreement shall be provided pursuant to Section 13 of the Settlement Agreement. Any notice or communication to the Macellum Designee in his capacity as such shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by electronic mail to the electronic mail addresses below; (c) one Business Day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Macellum Designee:
Aaron Goldstein
c/o Macellum Capital Management, LLC
99 Hudson Street, 5th Floor
New York, New York 10013
Email: agoldstein@macellumcap.com

17.
This Confidentiality Agreement and the Settlement Agreement (including the exhibits thereto) constitute the only agreements between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written. For the avoidance of doubt, nothing in this Confidentiality Agreement supplements, modifies or amends the “Standstill Restrictions,” the entirety of which are contained in Section 3 of the Settlement Agreement. This Confidentiality Agreement may be amended only by an agreement in writing executed by the parties hereto.

18.
This Confidentiality Agreement shall not be assignable by operation of Law or otherwise by a party without the consent of the other party. Any purported assignment without such consent is void ab initio. Subject to the foregoing sentence, this Confidentiality Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party.

19.
Each party to this Confidentiality Agreement acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Confidentiality Agreement, and that it has executed this Confidentiality Agreement with the advice of such counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Confidentiality Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties hereto shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Confidentiality Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Confidentiality Agreement shall be decided without regards to events of drafting or preparation.

20.
This Confidentiality Agreement may be executed in separate counterparts (including by fax, .jpeg, .gif, .bmp and .pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature Pages Follow]

Very truly yours,

BIG LOTS, INC.

By:     ________________________
Name:     Ronald A. Robins, Jr.
Title:    Executive Vice President, General Counsel
and Corporate Secretary

SIGNATURE PAGE TO CONFIDENTIALITY AGREEMENT

ACCEPTED AND AGREED TO BY:

MACELLUM ADVISORS GP, LLC

By:     ________________________
Name:     Jonathan Duskin
Title:    Authorized Signatory

MACELLUM MANAGEMENT, LP

By: Macellum Advisors GP, LLC, its general partner

By:     ________________________
Name:     Jonathan Duskin
Title:    Authorized Signatory

MACELLUM OPPORTUNITY FUND LP

By: Macellum Advisor GP, LLC, its general partner

By:     ________________________
Name:     Jonathan Duskin
Title:    Authorized Signatory

JONATHAN DUSKIN

_______________________________

AARON GOLDSTEIN

_______________________________

SIGNATURE PAGE TO CONFIDENTIALITY AGREEMENT